Exhibit 99.1
TORVEC, INC. ADDS NEW BOARD MEMBER

ROCHESTER, N.Y., December 27, 2012 (GLOBE NEWSWIRE) — Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCQB: TOVC), announced the appointment of Thomas J. Labus to Torvec’s board of directors, effective as of December 20, 2012.    Mr. Labus is nationally known as one of the foremost experts in hydraulics, with additional background in fluid mechanics, high-pressure engineering, actuation/controls systems, pneumatics, materials evaluation and mechanical design and analysis. With over forty years of experience, he brings an incredible wealth of knowledge on both the technical side and the market in the hydraulics industry.

Mr. Labus most recently held an appointment as a Professor of Mechanical Engineering at the Milwaukee School of Engineering (MSOE) from which he recently retired. At MSOE, Mr. Labus was instrumental in developing a fluid power option in the mechanical engineering technology program, and in developing long-term industrial partnerships with companies such as Caterpillar and John Deere in the field of advanced fluid power technologies.  Additionally he taught the Masters of Engineering program at MSOE in the area of mechanical engineering and fluid power.

Dr. William M. McVea, Chief Technology Officer of Torvec, stated: “The addition of Professor Labus to our board of directors adds a huge new dimension to our company.  As a consultant, his vast knowledge of hydraulics and his innate inventiveness has already revolutionized the process and development of our new pump.  His reputation and contacts will surely be a tremendous help to Torvec.”

Keith Gleasman, Torvec’s President and Vice President of Marketing, commented:  “We believe the respect and admiration that is held for Professor Labus at all levels of our industry will help us to achieve our goal to revolutionize the hydraulic pump market.”

Professor Labus stated:  “I am very impressed with Torvec’s technology to date.  I believe they have the foundation of what could be an extremely beneficial and marketable addition to the hydraulics industry of the future.”

Forward-Looking Statements

This news release may contain forward looking statements regarding Torvec’s future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec’s SEC reports, including its most recent Annual Report on Form 10-K.

About Torvec, Inc.

Torvec, Inc. is a publicly traded company that develops and markets advanced automotive and hydraulic power technologies. Its IsoTorque® differential sets the bar for differential design. The IsoTorque improves the traction, handling, performance and safety of a vehicle without the need for complex electronics and clutches that wear out. The Torvec hydraulic pump is a breakthrough in hydraulic design, which delivers unsurpassed performance, all in a package that is over 50% smaller and lighter than existing technologies. For additional information, please visit www.torvec.com.

CONTACT:
Robert W. Fishback
(585) 254-1100